Exhibit 10.1

Peoples Security Bank and Trust Company

Supplemental Executive Retirement Plan Agreement

This Supplemental Executive Retirement Plan Agreement (this “Agreement”) is adopted effective April 24, 2017, by and among Peoples Security Bank and Trust Company, a Pennsylvania state chartered bank and trust company (the “Bank”), Peoples Financial Services Corp., a Pennsylvania corporation (the “Corporation”), and Neal D. Koplin (the “Executive”).

WHEREAS, the purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank; and

WHEREAS, the Executive is currently employed by the Bank, and is qualified by education and experience to serve as an Executive Vice President of the Bank.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                               “Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.2                               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3                               “Board” means the Board of Directors of the Corporation as from time to time constituted.

1.4                               “Cause” has the meaning given it in the Employment Agreement.

1.5                               “Change in Control” means a change in the ownership or effective control applicable to the Corporation or the Bank as described in Section 409(a)(2)(A)(v) of the Code (or any successor provision thereto) and the regulations thereunder.

1.6                               “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7                               “Disability” means a condition entitling Executive to benefits under the long term disability plan, policy or arrangement maintained for employees of the Bank.

1.8                               “Effective Date” means April 24, 2017.

1.9                               “Employment Agreement” means the Employment Agreement dated as of August 27, 2014, by and between the Bank and the Executive.

1.10                        “Normal Retirement Age” means age sixty-seven (67).

1.11                        “Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.12                        “Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.13                        “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.14                        “Separation from Service” means termination of the Executive’s employment with the Bank (and the Corporation, if applicable) constituting a “separation from service” within its meaning under Treasury Regulations Section 1.409A-1(h).

1.15                        “Schedule A” means the schedule attached to this Agreement and made a part hereof.  Schedule A shall be updated upon a change in any of the benefit amounts under Article 2 or 3.

1.16                        “Specified Employee” means a “specified employee” as defined in Treasury Regulations Section 1.409A-1(i).

1.17                        “Termination for Cause” means a Separation from Service in connection with a termination of Executive’s employment by the Bank for Cause.

1.18                        “Termination without Cause” means a Separation from Service as a result of a termination of Executive’s employment by the Bank without Cause.

Article 2

Distributions During Lifetime

2.1                               Normal Retirement Benefit.  Upon Separation from Service on or after attaining Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1                     Amount of Benefit.  The annual benefit under this Section 2.1 is Sixty Two Thousand Dollars ($62,000).

2.1.2                     Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2                               Disability Benefit.  If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1                     Amount of Benefit.  The benefit under this Section 2.2 is the Disability Benefit set forth on Schedule A for the Plan Year ended immediately prior to the date in which Separation from Service due to Disability occurs. Additionally, the annual benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place.  This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.2.2                     Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3                               Change in Control Benefit.  If a Change in Control occurs prior to Normal Retirement Age followed by Separation from Service within twenty-four (24) months following the Change in Control, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1                     Amount of Benefit.  The annual benefit under this Section 2.3 is the Change in Control benefit set forth on Schedule A for the Plan Year ended immediately prior to the date Separation from Service occurs. Additionally, the annual benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place.  This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.3.2                     Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4                               Termination without Cause Prior to Normal Retirement Age.  If the Executive experiences a Termination without Cause during or before the Plan Year in which the Executive attains Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1                     Amount of Benefit.  The benefit under this Section 2.4 is the Termination without Cause Benefit set forth on Schedule A for the Plan Year ended immediately prior to the date in which the Termination without Cause prior to Normal Retirement Age occurs. Additionally, the annual benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which such Separation from Service takes place. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.4.2                     Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Termination without Cause.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5                               Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6                               Distributions Upon Taxation of Amounts Deferred.  If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code Section 409A.  Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7                               Change in Form or Timing of Distributions.  For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions.  Any such amendment shall be subject to approval by the Bank in its sole and absolute discretion and:

(a)                                 may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)                                 except for benefits distributable under Section 2.2, must delay the commencement of distributions for a minimum of five (5) years from the date the distribution was originally scheduled to be made; and

(c)                                  must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1                               Death During Active Service.  If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1.  This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1                     Amount of Benefit.  The benefit under this Section 3.1 is the Normal Retirement Benefit as described in Section 2.1.1.

3.1.2                     Distribution of Benefit.  The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing within sixty (60) days following the Executive’s death. The annual benefit shall be distributed to the Beneficiary for fifteen (15) years. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.2                               Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute the remaining benefits to the Beneficiary at the same time and in the same amounts they would have paid to the Executive had the Executive survived.  The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

Article 4

Beneficiaries

4.1                               In General.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2                               Designation.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan

Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3                               Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4                               No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5                               Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1                               Termination for Cause; Other Events.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if (i) the Executive’s employment with the Bank is terminated by the Bank due to a Termination for Cause or (ii) the Executive has a Separation from Service other than one explicitly described under Sections 2.1 through 2.4 or Article 3.

5.2                               Suicide or Misstatement.  No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3                               Removal.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4                               Regulatory Restrictions.  Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

5.5                               Section 280G.  If any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Bank, the Corporation or any of their subsidiaries, affiliates or related entities, would (if paid or provided) constitute a “parachute payment” (within the meaning under Section 280G(b)(2) of the Code) or an excise tax under Section 4999 of the Code, the amounts otherwise payable under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Corporation and Bank by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

5.6                               Competition after Separation from Service.  Any unpaid benefits shall be forfeited if the Executive breaches any restrictive covenants in the Employment Agreement or in any other agreement (including any agreement that includes, without limitation, any non-competition or non-solicitation restrictions) applicable to Executive.

Article 6

Administration of Agreement

6.1                               Plan Administrator Duties.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2                               Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3                               Binding Effect of Decisions.  Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4                               Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5                               Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

Article 7

Claims And Review Procedures

7.1                               Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1                     Initiation — Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

7.1.2                     Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within thirty (30) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial thirty (30) day period, which an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3                     Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of this Agreement on which the denial is based;

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)                                 An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2                               Review Procedure.  If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1                     Initiation — Written Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2                     Additional Submissions — Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3                     Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4                     Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within thirty (30) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial thirty (30) day period, which an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5                     Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of this Agreement on which the denial is based;

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

7.3                               Arbitration of Claims.  All claims or controversies arising out of or in connection with this Agreement shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration.  Except as otherwise mutually agreed to by the parties, any arbitration shall be administered under and by the American Arbitration Association (“AAA”), in accordance with the AAA procedures then in effect.  The arbitration shall be held in the AAA office nearest to where the Executive is or was last employed by the Bank or at a mutually agreeable location.

Article 8

Amendments and Termination

8.1                               Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2                         Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and the Executive.  The benefit shall be the Accrual Balance (as described in Exhibit A) as of the date this Agreement is terminated.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3                         Plan Terminations Under Code Section 409A.  Notwithstanding anything to the contrary in Section 8.2, the Bank may terminate this Agreement pursuant to and in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision) and, upon such termination, the Bank may distribute the Accrual Balance (as described in Exhibit A), determined as of the date of the termination of this Agreement, to the Executive in a lump sum.

Article 9

Miscellaneous

9.1                               Binding Effect.  This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2                               No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive.  It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3                               Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4                               Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities.  The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5                               Applicable Law.  This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.6                               Unfunded Arrangement.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”).”  The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.  Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7                               Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.8                               Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.9                               Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.10                        Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.11                        Validity.  If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.12                        Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Peoples Financial Services Corp.

150 North Washington Ave

Scranton, PA 18504

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.13                        Compliance with Section 409A.  This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	PEOPLES SECURITY BANK AND TRUST COMPANY

Neal D. Koplin	By:	Michael Jake
Neal D. Koplin	Name:	Michael Jake
	Title:	EVP/CRO

PEOPLES FINANCIAL SERVICES CORP.

	By:	Craig W.Best
	Name:	Craig W.Best
	Title:	President & CEO

Supplemental Executive Retirement Plan

Schedule A

Neal Koplin

									Change in
					Termination			Disability	Control	Death
					Without Cause			Amount	Amount	Amount
					Prior to			Payable	Payable	Payable
Birth Date: XX/XX/1960					Normal Retirement Age			Monthly for	Monthly for	Monthly for
Plan Anniversary Date: 12/31/2017 Normal Retirement: 09/03/2027, Age 67 Normal Retirement Payment: Monthly for 15 Years					Amount Payable Monthly for 15 Years at Separation from Service			15 Years Upon Separation	15 Years Upon Separation	15 Years Upon Separation
Value As Of	Age	Discount Rate Pre/Post	Benefit Level	Based On	Vesting	Accrued Benefit Liability	Annual Benefit(1)	Annual Benefit(1)	Annual Benefit(1), (2)	Annual Benefit(1), (2)
Apr 2017	56	4.00%/4.00%	62,000	0	100.00%	0	0	0	41,072	62,000
Dec 2017	57	4.00%/4.00%	62,000	40,905	100.00%	40,905	3,619	3,619	42,298	62,000
Dec 2018	58	4.00%/4.00%	62,000	97,385	100.00%	97,385	8,615	8,615	43,990	62,000
Dec 2019	59	4.00%/4.00%	62,000	156,167	100.00%	156,167	13,816	13,816	45,749	62,000
Dec 2020	60	4.00%/4.00%	62,000	217,343	100.00%	217,343	19,228	19,228	47,579	62,000
Dec 2021	61	4.00%/4.00%	62,000	281,012	100.00%	281,012	24,860	24,860	49,482	62,000
Dec 2022	62	4.00%/4.00%	62,000	347,275	100.00%	347,275	30,723	30,723	51,462	62,000
Dec 2023	63	4.00%/4.00%	62,000	416,237	100.00%	416,237	36,824	36,824	53,520	62,000
Dec 2024	64	4.00%/4.00%	62,000	488,009	100.00%	488,009	43,173	43,173	55,661	62,000
Dec 2025	65	4.00%/4.00%	62,000	562,706	100.00%	562,706	49,781	49,781	57,887	62,000
Dec 2026	66	4.00%/4.00%	62,000	640,445	100.00%	640,445	56,659	56,659	60,203	62,000
Sep 2027	67	4.00%/4.00%	62,000	700,821	100.00%	700,821	62,000	62,000	62,000	62,000

The first line represents the initial plan values as of the plan implementation date of April 01, 2017.

(1)The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

(2) Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.